Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Hewlett-Packard Company pertaining to the Apatar, Inc. 2005 Stock Incentive Plan and the PolyServe, Inc. 2000 Stock Plan of our reports dated December 16, 2006, with respect to the consolidated financial statements and schedule of Hewlett-Packard Company, Hewlett-Packard Company management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Hewlett-Packard Company, included in the Annual Report (Form 10-K) for the year ended October 31, 2006, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

San Jose, California
April 13, 2007